As filed with the Securities and Exchange Commission May 3, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

West Pharmaceutical Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-1210010
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

530 Herman O. West Dr Exton, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan
(Full Title of the Plan)

George L. Miller
Vice President, General Counsel and Secretary
West Pharmaceutical Services, Inc.
530 Herman O. West Drive
Exton, PA 19341
(Name and Address of Agent For Service)

(610) 594-2900
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock Par Value $.25 Per Share	5,500,000	(3)	$71.235	$391,792,500	$39,453.50

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2) Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act based upon the average of the high and low prices of  West Pharmaceutical Services, Inc. Common Stock, par value $0.25 per share, on April 29, 2016, as reported by the New York Stock Exchange, which was $71.235.

(3) These shares are registered for issuance under the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Company is registering 5,500,000 shares of Common Stock for issuance under the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”) effective May 3, 2016.  The documents containing the information specified in Part I, Items 1 and 2, will be delivered to all participants in the Plan in accordance with Form S-8 and Rule 428 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) (File No. 1-8036) are incorporated herein by reference:

1.                                      The Annual Report on Form 10-K of West Pharmaceutical Services, Inc. (“Registrant” or the “Company”) for the fiscal year ended December 31, 2015, filed on February 26, 2016.

2.                                      The Company’s Current Reports on Form 8-K filed on February 18, 2016 and February 29, 2016, respectively.

3.                                      The Registration Statement on Form 8-A filed by the Company on October 17, 1980, which contains a description of the Company’s Common Stock.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act, as amended (“Exchange Act”) after the date of this prospectus and prior to the filing of a post-effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated (other than those documents furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC)  by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.         Description of Securities

Not Applicable.

Item 5.         Interests of Named Experts and Counsel

The legality of the shares of common stock to be offered hereby has been passed upon by George L. Miller, Vice President, General Counsel and Secretary of the Company.  Mr. Miller owns substantially less than 1% of the outstanding shares of Company’s Common Stock. Mr. Miller is eligible to participate in the Plan.

Item 6.         Indemnification of Directors and Officers

The Company maintains a policy of insurance under which the respective directors and officers (as defined therein) of the Company are insured subject to specified exclusions and deductibles and retention and maximum amounts against loss arising from any civil claim or claims which may be made against any director or officer (as so defined) of the Company by reason of any breach of duty, neglect, error, misstatement, misleading statement, omission or act done or wrongfully attempted or alleged to have been done while acting in their respective capacities.

Section 9 of Article II of the Bylaws of the Company provides that a director shall not be personally liable for monetary damages for any action taken on or after January 27, 1987, or for failure to take any action on or after such date unless (i) the director has breached or failed to perform the duties of his office under Section 8363 of the Pennsylvania Directors Liability Act (Act 145 of 1986, P.L. 1458), relating to standard of care and justifiable reliance, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of Section 9 of Article II shall not apply to (i) any criminal statute, or (ii) the liability of a director for the payment of taxes due to local, state or federal law.

Article IV of the Bylaws provides that the Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company or serving at the request of the Company as a director, officer, employee or agent of another entity. Such indemnification shall be against all expenses, judgments, fines and amounts paid in settlement of such proceedings to the extent that such person has not otherwise been indemnified and the power to give such indemnification has been granted by statute. For this purpose, the Board has the power to buy and maintain insurance at the Company’s expense.  Payment of expenses may be made to an indemnified person prior to the final disposition of an action.

The Pennsylvania Directors Liability Act and the Pennsylvania Business Corporations Law authorize the indemnification set forth above if the actions of the person to be indemnified did not constitute willful misconduct or recklessness or, in the opinion of the Company, self-dealing. The character of the conduct of the person to be indemnified shall be determined by members of the Board not parties to such litigation, independent counsel or the shareholders of the Company. The obligation of the Company to indemnify a director, officer, employee or agent under Article IV constitutes a contract between the Company and such person, and no modification or repeal of any provision of Article IV will affect, to the detriment of the director, officer, employee or agent such obligations of the Company in connection with a claim based in any act or failure to act occurring before such modification or repeal.

Item 7.         Exemption From Registration Claimed

Not Applicable.

Item 8.         List of Exhibits

4.1                               Amended and Restated Articles of Incorporation (incorporated by reference from the Registrant’s Form 10-Q report for the quarter ended March 31, 2015).

4.2                               Bylaws of the Registrant, as amended May 5, 2015 (incorporated by reference from the Registrant’s Form 10-Q for the quarter ended March 31, 2015).

4.3                               Form of stock certificate for common stock (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998 filed on May 6, 1999).

4.4                               West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan (incorporated by reference to the Additional Definitive Proxy Soliciting Materials filed on March 24, 2016).

5.1                               Opinion of Counsel.*

23.1                        Consent of Counsel (included in Exhibit 5.1).*

23.2                        Consent of PricewaterhouseCoopers LLP.*

24.1                        Form of Powers of Attorney.*

*  Filed herewith.

Item 9.         Undertakings

1.                                      The undersigned Registrant hereby undertakes:

(a)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(b)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions and arrangements that exist whereby the Registrant may indemnify such persons against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Uwchlan, Commonwealth of Pennsylvania, on the 3rd day of May, 2016.

WEST PHARMACEUTICAL SERVICES, INC.

By	/s/ George L. Miller
George L. Miller,
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/Eric M. Green	President and Chief Executive Officer	May 3, 2016
Eric M. Green	(Principal Executive Officer)

/s/William J. Federici	Senior Vice President and Chief Financial Officer	May 3, 2016
William J. Federici	(Principal Financial Officer)

/s/Daniel Malone	Vice President and Controller	May 3, 2016
Daniel Malone	(Principal Accounting Officer)

*	Director
Mark A. Buthman		May 3, 2016

*	Director	May 3, 2016
William F. Feehery

*	Director	May 3, 2016
Thomas W. Hofmann

*	Director	May 3, 2016
Paula A. Johnson

*	Director	May 3, 2016
Myla P. Lai-Goldman

*	Director
Douglas A. Michels		May 3, 2016

*	Director
John H. Weiland		May 3, 2016

*	Director
Patrick J. Zenner		May 3, 2016

*By	/s/ George L. Miller	May 3, 2016
George L. Miller
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Articles of Incorporation (incorporated by reference from the Registrant’s Form 10-Q report for the quarter ended March 31, 2015).

4.2	Bylaws of the Registrant, as amended May 5, 2015 (incorporated by reference from the Registrant’s Form 10-Q for the quarter ended March 31, 2015).

4.3	Form of stock certificate for common stock (incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 1998, filed on May 6, 1999).

4.4	West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan (incorporated by reference to the Additional Definitive Proxy Soliciting Materials filed on March 24, 2016).

5.1	Opinion of Counsel.*

23.1	Consent of Counsel (included in Exhibit 5.1).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24.1	Form of Powers of Attorney.*

*  Filed herewith.